Exhibit 99.2

CORPORATE PARTICIPANTS

Bob Gargus

Applied Micro Circuits Corp - SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corp - President and CEO

CONFERENCE CALL PARTICIPANTS

Shawn Simmons

Oppenheimer & Co. - Analyst

Christian Schwab

Craig-Hallum Capital Group - Analyst

Blake Harper

Signal Hill Group - Analyst

Chris Zepf

Kingdom Ridge Capital - Analyst

Vijay Rakesh

Sterne, Agee & Leach - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2012 Applied Micro Circuits corporate earnings conference call. My name is Maura and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session.

(Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Bob Gargus, Senior Vice President and Chief Financial Officer. Please proceed.

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that forward looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margins, non-GAAP operating expenses, and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements; manufacturing and supply availability, including product demand and mix, product development introductions, design wins, the impact of workforce reductions, employee relations, and the integration of new or moved operations, risks resulting from macroeconomic conditions and markets, and other risks as set forth in our SEC filings including our Form 10-K for the year ended March 31, 2011. Our actual results may differ materially from these forward-looking statements. APM assumes no obligation to update forward-looking statements made on this call.

Now I want to point out that Applied Micro has several analysts that cover the stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analyst models, and not necessarily the guidance that was given by the Company.

With that, I’m going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Thanks, Bob, and good afternoon, everyone. During the June quarter, we experienced some significant changes to our business. During this call, we will spend a good part of our time describing these changes, the related actions we are taking and the resulting guidance from the September quarter and the remainder of the fiscal year.

Our June quarter revenues at $60.8 million were slightly above Street consensus of $60.5 million, and were up approximately 4% sequentially. For product revenues, we closed the June quarter with approximately 77% of the September quarter guidance already on the books. Total book-to-bill ratio for the June quarter was 0.82, but this requires some additional explanation. During the last couple of quarters, we have been consciously building inventory to be better positioned to service our customers and to offset the long lead times associated with one of our foundry partners. We have done this so that we can now offer normal 12- to 14-week lead times instead of the 22-plus-week lead times previously quoted to our customers. Having accomplished this, we were able to advise our customers that the lead time on these products is now 14 weeks. While lowering the lead times has made us more competitive, it has resulted in customers being able to delay the placement of orders, and thus lower the book-to-bill this quarter. One large customer alone was able to defer approximately $11 million in orders. Adjusting for this one customer alone would have increased the book-to-bill to slightly over one. We suspect that this impact, meaning the book-to-bill being lower than one, may carry over into the September quarter as not all customers have made the transition to the shorter lead times that are now available to quote.

It is important to note that the nature of our “turns” business has a significant impact on our revenue and margins for that quarter. The turns portion consists of business that is booked and fulfilled within the quarter. Historically, typical turns have ranged from $6 million to $15 million for the quarter. Last quarter, we started with approximately 80% of the quarter in backlog and expected $10 million to $12 million of turns, which we achieved. It is important to remember that we have two distinctly different business lines, transport and processor. These two have very different gross margins, and unfortunately, the mix of the turns revenue was very different than anticipated. There was roughly $3.2 million of combined network processors and legacy transport revenues that did not materialize. This shortfall was offset by additional strength in our embedded processor business. The result was a loss of 35 points per dollar on the $3.2 million revenue swing, causing us to miss gross margins by $1.1 million. This, combined with approximately $0.5 million of lower licensing revenue more than accounted for the gross margin miss of $1.4 million.

To make sure this is well understood, let me go through this once again in detail.

First, we had approximately a $500,000 miss in licensing revenues. This was primarily a deal that we expected to close at $1.5 million at the start of the quarter that in the end was closed for $1 million, but with a higher back end value, meaning that we will get a higher percentage of future royalties. It is possible that we may see this extra $500,000 come back to us before the end of the fiscal year.

Second, the significant change in product revenue mix consisted of reductions in high-margin network processors and legacy transport revenues, partially offset by increased embedded processor revenues.

To elaborate:

1)	A large Tier 1 telecom customer had forecasted winning a large carrier network build-out in China but lost a portion of the deal that utilized our network processor. This caused revenues to drop in the June quarter because the customer used previously purchased inventory for the target platform. Further, this customer’s loss will have a corresponding negative impact in future quarters of approximately $2.2 million of revenue per quarter.

2)	The second item that resulted in the shortfall in our turns revenue was our legacy SONET PHYs, which are now being displaced by customers migrating from older MSA modules to newer XFP modules in combination with Huawei doing an internal ASIC that displaced some of these products. This decline in legacy transport revenues is expected to impact future quarters unfavorably by $3.3 million per quarter. I want to categorically mention that this has nothing to do with the industry adoption of OTN.

3)	An increase in embedded processor revenues.

For those following the math, we have a negative $3.2 million in the June quarter and are projecting this to be $5.5 million decline in future quarters versus our previous models. This translates to a decline of $19.7 million of high-margin revenues for the projected fiscal year. We will partially offset this with additional embedded processor revenues that will be at approximately 36% gross margin as more than half of the revenue will be SMB and consumer related and be at 25% to 35% gross margins. Additionally, we will take actions on the OpEx side to reduce expenses over the next three quarters. We are planning OpEx reductions that total more than $7 million of annualized OpEx reductions, of which $3 million to $4 million will be reflected in our fiscal year 2012 results. This means that fiscal year 2013 OpEx is being targeted at being equal to or less than $140 million.

Now let’s look at the progress within the business segments.

I want to pause here to acknowledge that the two revenue items and their impact to gross margins is disappointing. It is particularly disappointing when you look at our new product execution engine that is cranking out new products and when we were getting record levels of design wins and phenomenal interest in our new products. I still believe that our long-term growth trajectory remains intact.

During the June quarter, we introduced three new products.

First, the S28010, a 100Gbps low-power Gearbox and re-timer PHY platform in low-power 40-nanometer CMOS with industry leading price performance metrics. We believe we have effectively broken into a largely captive and single sourced market. It is important to note that the S28010 represents the highest density, highest speed PHY in the history of Applied Micro and represents our resurgence into the PHY product market.

Second, the APM86791 Keelback processor product. Keelback is based on our PacketPro architecture targeting enterprise and telco control plane applications. It is also an ideal fit for enterprise access points for 802.11 and 3x3 applications and the upcoming 802.11ac high-banded low power applications. Keelback is software compatible with our previous Mamba product line that used our SLIMpro technology. And

Third, APM86491, our Catalina processor. Catalina is our next generation consumer SMB-associated targeting converged NAS and network applications. Catalina is software compatible with Keelback and includes USB 3.0, full TCP offload on both receive and transmit paths and QoS traffic shaping and policing. There is tremendous interest shown for our parts. In fact, we’ve booked several design wins prior to even sampling, something very unusual for this market.

Now let us turn our attention to the transport business unit, which is comprised of two components: telecom and datacom.

First, the telecom side:

Carrier spending has been a mixed bag this past quarter and will continue to grow in a fragmented fashion as major APAC service providers adjust their wireline optical capacity to match their wireless build-outs with the goal of increasing their ARPU. Consequently, our customers such as Huawei, ZTE and FiberHome have come under more cost and platform rationalization pressures. We expect the spend on APAC metros to be muted for the next three to four quarters as carriers incrementally size the networks to a accommodate wireline service ARPU changes.

Turning now to North America and EMEA carriers, we believe that these markets harbored reasonable WDM and OTN growth at the expense of SONET. There is a noticeable transition over the coherent technologies as vendors drop prices in an attempt to drive 100-gig deployments. Currently, we see that 40-gig and 100-gig interfaces are used to MUX 10-gigabyte ports and OTN is seeing a large uptick in these deployments. Consequently, high-density 10-gig solutions are the norm both on the telco switch side and the data center router side. The notion of a short-lived 40-gig interface and heavy investment in 100-gig has caused 10-gig vendors to come under pricing pressure to match equivalent per port pricing of higher speed interfaces. Consequently, the need for low TCO, total cost of ownership, multiport low-power 10-gig chipsets will be absolutely critical to this market. Evidence of the aforementioned trends can be traced to various deployments at Verizon, AT&T and Deutsche Telekom this past quarter.

The general consensus seems to be that there is a combination of software end demand as well as inventory correction at OEMs. However, the magnitude seems to be muted and the duration could last up to three quarters.

Having elaborated on the end market dynamics, I would like to link them to our business. Carriers are changing their decision cycles and are demanding that major OEMs be flexible in mixing and matching equipment types as they rush to add capacity and discover that the transition from legacy to new generation packet optical networks represents a huge forklift upgrade in software and manageability. This is a point we have stated on several occasions when asked what can go wrong with this market. The software evolution fundamentally dictates the ramp-pause-ramp cycle timing and has delayed and set a much slower cadence for the metro OTN transition. This has changed the ability of our customers to deterministically forecast demand a year out and has contributed to more lumpiness in our business. The lack of visibility places even greater pressure on our lead times and flexibility. Our approach of strategically building inventory on our most popular products is already proving helpful. Our telecom equipment customers report that their overall pipeline of opportunities is strong and vectored for growth while their demand comes in spurts. In addition, we have significantly reduced inventory buffers held by distribution.

I’d like to offer a few considerations to clarify the industry situation. First, demand for bandwidth in the core remains unabated with 65% year-over-year growth in data center and metro traffic. Second, TCO. Cost, power, space are major factors for platform adoption. The result is more 10-gig interfaces with much longer life spans. Our strong offerings in 10-gig, channelized 100-gig including our Yahara and PQX products have very healthy design opportunity pipelines. As mentioned earlier, we have announced a new PHY product that spans SONET and OTN 100-gig optical networks. Our S28010 Gearbox, which has received very strong customer interest and is expected to be adopted by a number 100-gig module vendors as makers of high-performance line cards. Finally, I’d like to point out that our design win activity is at record levels. Our pipeline of both Yahara 10-gig and PQX 10-, 40-, and 100-gig versions is extremely strong. Yahara and PQX have continued to win multiple new design wins this quarter at Tier 1 accounts. Together they represent about half of our transport design wins and 40% of our current transport design pipeline. We believe that PQX is the only device in the industry that combines high 10-gig and 40-gig port densities that can match carrier TCO requirements for 100-gig networks.

Complementing our hard silicon products is an exciting set of expanded soft silicon products from our TPack acquisition. Focused on both standard FPGA-based production grade products and design services for Tier 1 accounts, soft silicon increased this past quarter to more than one-third of our telecom design wins with similar percentages in our opportunity pipeline. In many cases, a single design win combines a PQX or Yahara piece of silicon with soft silicon-related products. Customers value our common API for all of our telecom products and will migrate with us in the future to more integrated ASSPs using the same API. We believe no other company the offers this level of software investment protection.

Turning to datacom:

On the datacom side the pipeline of designs on our 10-gig Ethernet fiber products has sustained demand with ODMs and a variety of telecom and industrial applications. On our 10G-baseT copper 10-gig Ethernet, we are getting favorable customer feedback on our highly differentiated RF noise rejection and interoperability with other 10G-baseT transceivers. This design opportunity list has grown considerably and we have several Tier 1 customers actively evaluating the product.

As a final note on our transport business, in response to our customers’ emphasis on TCO, we have factored all of this into our newest products ranging from OTN to copper 10G Ethernet. We believe this puts us in a unique position of being able to deliver the industry’s widest range of systems solutions from our leading edge soft silicon 100-gig platforms to our multiport integrated OTN framers and PHYs to our data center 10-gig optical and copper PHYs, all with the lowest TCO for our systems customers. We’re starting to become a total solutions provider to leading data center and telco OEMs. The level of interest in our products is extremely high and during the June quarter we recorded additional design wins totaling approximately $60 million, a four-year lifetime value and clearly demonstrated our leadership position.

Now turning to our embedded processor business:

Processor revenues increased from $30.4 million to $31.6 million, or 4% sequentially in the June quarter. This quarter we have seen an uptick in design wins from Asia with a healthy North American design funnel.

Notable Tier 1 design wins for the quarter include: first, the industry’s first prosumer smart energy home gateway sourced by a world leading consumer products OEM went into pilot production using our Lanai product. This product is expected to monitor home energy consumption, control smart appliances in the home remotely via TCP/IP. This represents the first significant entry by a major consumer electronics player into the smart grid and energy market. Our cost to optimize high-performance Lanai SoC proved the ideal choice for this high volume application.

Secondly, we are pleased to announce that we secured a strategic partner with a major Japanese OEM for a family of wireless access platforms as well as netbook storage appliances.

Additionally, we secured multiple design wins for SMB wireless platforms in the China market with high volume OEMs for our Catalina processor.

We’ve continued to win sockets in mainstream enterprise control planes with our previously announced single and dual core products. We are particularly excited about this quarter as most of our profits and design wins are with new OEMs providing a beachhead for more design wins in the future.

I estimate our new TSMC -based cores have generated design runs that amount to almost $40 million of business over the next four to five years in addition to the almost $80 million won during the March quarter. We are extremely excited about the future of our processor business.

Now let me turn the call over to Bob. Bob?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Thanks, Paramesh.

First quarter revenue were $60.8 million, up $2.2 million or 3.8% compared to the prior quarter and flat to the same quarter a year ago. Within the $60.8 million of revenues we saw our processor and transport revenues increase. We saw our licensing revenues decline. Processor revenues were $31.6 million and increased $1.2 million or 4%. Transport revenues were $26.6 million and increased by $3 million or 13%, and licensing revenues were $2.6 million and decreased by $2 million or 43%. The product-only revenues were $58.2 million and were up 7.8% sequentially from last quarter.

Sales to North America accounted for approximately 43% of total revenues. Sales to Europe contributed 23% and sales to Asia contributed 34%. There was one subcontractor that represented 10% or more of the June quarter revenues, Flextronics at 19%, in the March quarter they were 11%. Wintech, a global logistical support vendor for a major customer, also accounted for approximately 21% of the June quarter revenues, up from 11% in the March quarter. Additionally, there was one distributor that was more than 10% and that was Worldwide Avnet, which accounted for 14% versus 19% in the March quarter.

Distributor revenues for the last quarter were approximately $17.8 million compared to $19.8 million for the prior quarter. We ended the quarter with approximately 55 days in the channel based on the June quarter sell-through numbers. I will remind you that we wanted to reduce the inventory in the channel and while it took a little bit longer, this returns us now to the level we targeted and was a significant accomplishment as we reduced inventory in the channel by approximately $8 million for the quarter and over $11 million over the last two quarters. Sell-through for distributors was up approximately 2% from the March quarter. Our direct business was flat at approximately $27.8 million.

Turning to the P&L, our first quarter non-GAAP net income from continuing operations was $0.6 million or $0.01per share compared to the non-GAAP net income from continuing operations of $2.7 million or $0.04 per share for the prior quarter.

Our non-GAAP operating margin was a minus 1.2% of revenue and decreased 3.7 points from the 2.5% achieved in the last quarter. Our non-GAAP EBITDA for the quarter was $1.5 million or 2.5% of revenues, compared to $3.7 million or 6.3% of revenues for the prior quarter. The first quarter non-GAAP gross margins, including licensing, was 59.4% compared to 62.3% for the March quarter. This was lower than our guidance of 61.5% to 62.5% and for additional details I will refer you to Paramesh’s earlier discussion. Approximately $1.4 million accounts for the drop in gross margins from the 60% midpoint guidance to the actual gross margins of 59.4%.

The reduction in margins is due to three items:

1)	Unfavorable product mix where we primarily had higher embedded processor revenue replacing higher margin transport and CPP revenues that contributed approximately $1.1 million to this, and

2)	overall licensing revenues were lower by $500,000 compared to our projections. Most of this relates to the sale of some of our IP portfolio where the nature of the transaction resulted in lower up front payment of a higher back-end payment. And then

3)	slightly higher product revenues that contributed favorably, $0.2 million to $0.3 million in gross margins.

Looking forward to the September quarter, we are expecting licensing revenues to be around $2.6 million and around $10.2 million for the full year. We are expecting overall gross margins, this is including licensing, to be approximately 58.5%, plus or minus half a point and to improve to 60% to 62% starting in the December quarter.

Non-GAAP operating expenses from continuing operations were $36.9 million compared to our guidance of $36.0 million, plus or minus $500,000. The operating expenses were higher than expected primarily because we received and expensed to R&D, some pre-production material that we were not expecting to receive this quarter and this resulted in an expense to R&D of approximately $0.6 million. Additionally, NRE funding of approximately $0.3 million that we were expecting this quarter got pushed out to next quarter.

For the September quarter, we are expecting our operating expenses to be in the range of $37.5 million plus or minus $500,000. Note that the expense cuts we will make will occur through the remainder of the fiscal year with the majority showing up in the December and March quarters.

Our interest and other income was $1.3 million. Interest income is expected to be approximately $0.8 million for the September quarter and we expect our tax rate to continue at the 3% rate for the next several quarters. The diluted share count for EPS purposes was 65 million. For the September quarter, we expect our share count to be approximately 65 million depending on the stock price and the share repurchases during the September quarter.

Turning to the balance sheet, our cash and investments totaled $142 million, or $2.22 per share at the end of the first quarter, a decrease of approximately $26.2 million from the March quarter.

This decrease relates primarily to:

A)	$10 million in a stock buyback contract that settled for approximately 1 million shares in July.

B)	$3.1 million related to stock buybacks that were completed during the June quarter, and

C)	approximately $5.6 million representing increased investments in working capital, mostly accounts receivable and prepaid current assets.

D)	$4.5 million in CapEx, and

E)	approximately $3.5 million invested in strategic equity investments. And

F)	these outflows were offset by cash inflows from operations excluding working capital of approximately $1.4 million.

Our working capital is approximately $165 million compared to the March end of $185 million and we have no long-term debt. Our DSO is at 36 days and we expect this measure to be in the range of 30 to 42 days going forward.

Our overall inventories at the end of June were $26.8 million and was largely flat compared to the $26.6 million at the end of the March quarter. Our inventory turns for the June quarter were 3.6. We had told you earlier that we expected the tightness in the inventory supplies to ease somewhat by the September quarter. We did see some of the supply constraints get better in the June quarter and expect this will continue to improve for the remainder of the year.

Turning to GAAP.

As you know, our non-GAAP financials exclude certain items required by GAAP such as amortization or impairment of purchased intangibles and goodwill, items related to other-than-temporary impairment charges on our investment portfolio, stock-based compensation expenses, restructuring charges, and non-cash tax adjustments. The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods. Our net loss on a GAAP basis was $6.9 million versus a net loss of $4.0 million last quarter. The difference in our first quarter GAAP net loss of $6.9 million and our first quarter non-GAAP net income from continuing operations of $0.6 million is a delta of $7.5 million.

The $7.5 million is primarily comprised of the following; $4.2 million of stock-based compensation and $2.6 million of amortization of purchased intangibles, respectively, a total of $6.8 million. In addition, we expensed approximately $0.9 million related to restructuring.

Looking forward to the September quarter, we can expect certain non-GAAP charges such as the stock-based compensation and amortization of purchased intangibles to continue. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

That concludes my remarks, and I will turn the call back over to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Thanks, Bob.

Bob already provided you with second quarter guidance for the OpEx and gross margins. I want to stress that the decline of the legacy transport products and network processors are an unfortunate setback to our business, but these are not strategic to our vision for long-term growth. The long-term fundamental drivers in our business are intact and in fact we see our embedded processor business accelerating faster than expected. Unfortunately, the metro OTN build-out appears to be trending towards the start of the calendar year.

We continue to believe in our fundamental secular growth story and remain bullish about our business prospects as we navigate through a challenging transitional period. Furthermore, we recognize that the drop-off in the legacy revenues does require us to take action and we will streamline operating expenses until such time as our revenue trajectory allows us to grow OpEx and still approach the 15% operating margin point.

With that, let me turn the call over to Bob for the Q&A session. Bob?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Thank you, Paramesh.

Just before going to Q&A, let me specifically recap our guidance for the September quarter and some range for adjusting the full year.

One, revenue of approximately $64.5 million, plus or minus $2 million, full year revenue growth of 3% to 8% over the prior year.

B, total gross margins at a rate of about 58.5%, plus or minus half a point, full year equal to 59% to 61%.

Three, OpEx of $37.5 million, plus or minus $500,000 for the September quarter, full year of $144 million plus or minus $2 million.

Four, interest income of $0.8 million for the September quarter and approximately $3.8 million for the full year.

E, tax rate of 3%, same for the quarter and the full year, and finally, share count flat at approximately 65 million for the quarter and the full year.

And all of the above should give you an EPS of approximately $0.02 for the September quarter. So that concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Your first question comes from the line of Rick Schafer from Oppenheimer and Company. Please proceed.

Shawn Simmons - Oppenheimer & Co. - Analyst

Hey, guys, this is Shawn Simmons calling in for Rick. I guess just pointing to the guidance, I guess, the metro OTN has been pushed out kind of more towards the calendar year. I guess, can you just go into a little more detail on why those push outs have occurred? And also, can you just go over what percentage of the core has been built out and kind of what percentage of the metro has been built out as well? Thanks.

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

So this is Bob. I’ll start with a couple of pieces here and then Paramesh (can) chime in. We estimate that the core is probably about 80% or so built out. And the metro is probably still you know 1%, 2%, 3%, pick a number, but very, very little is built out from that perspective.

I think the primary delay is two things. One, that the carriers put some of their CapEx into the wireline and wireless activities. And then second, we are getting the distinct impression that there are software issues that their trying to resolve before they move forward.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Yes. I think to Bob’s point, it’s a different phenomenon in different parts of the world, but as I mentioned earlier in the call, China has been pretty lumpy. If you actually go look at Huawei and ZTE and what they — they are the big carrier equipment providers and look at where they are trending to, as well as optical module guys. It will give you a sign that fundamentally there are two things going on. One is kind of a CapEx pause and the other piece of it as people rationalize ARPU between wireless and wireline type spending. And the other piece of it, honestly, is how do you actually start to think about provisioning new services over a different type of network.

So I think those two things are going to combine both, I’ll call it, worldwide, to really set the cadence to be slightly different than what we expected. Make no mistake, though, I think the transition largely is “fait accompli” in terms of technology. As with anything that is this big, you’ll start to see pieces of it appearing and pieces of it not appearing and the rate that we thought was going to be appearing. And I think from a vector point of view, I personally talk to our customers and clearly from a technology point of view, and a commitment point of view they are all there. The question is timing and how it’s going to roll out.

Shawn Simmons - Oppenheimer & Co. - Analyst

Okay, great. And I guess just switching gears to gross margin, you guys mentioned the product defect last quarter at one of your large customers. Has that fix been in place? And then are you guys still incurring the testing fees over the next two quarters? And is that also why you expect gross margins to rebound towards the end of the calendar year?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

That’s a little bit of it but last quarter when we mentioned that quality issue, we stated that we were in the penalty box with the customer when have to do system-level testing through the September quarter and then once that came off, it might take the entire December quarter for the lower cost to flow through inventory and start to hit the P&L. We actually are ahead of pace for that.

We’re going to knock on wood and keep our fingers crossed here, but we expect maybe that the customer will take us out of the doghouse, so to speak, sometime in the next 30 days. So we’re a little bit ahead of that. And I would expect to see some improvement from that starting to occur in the December quarter. But the bigger part of the improvement that you’re seeing in the December quarter is, again, product mix.

Shawn Simmons - Oppenheimer & Co. - Analyst

Okay. And that’s just with transport starting to ramp up from metro?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Correct. The CPP or network processors that we mentioned, while they are a high margin, they are in the processor family group the way we report it. And then we’ve talked about having some higher than normal switch business, which is in the transport side. But that piece of business in transport is at lower margin than average. So if you just saw transport revenues even being flat, but the switch business went away and was replaced by normal transport business, you’d see a fairly nice pickup in average gross margin.

Shawn Simmons - Oppenheimer & Co. - Analyst

Okay. Great. Thanks for everything, guys.

Operator

You’re next question comes from the line of Christian Schwab from Craig-Hallum Capital Group. Please proceed.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Thank you. Earlier in the commentary by Paramesh, I was confused, so looking for clarity. Were you talking about demand being muted for the next three quarters? Meaning we should kind of assume this type of run rate for the next few quarters or how should we be thinking about that?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

What I was talking about there was end carriers, I mean, end OEM demand, not necessarily our silicon demand. But if you go and survey visibility that our customer base has over the next two to three quarters versus what they told us a quarter and a half ago, there’s a different view that they have in terms of how fast things are going to move at the end OEM and carrier level. That’s kind of what we see. If you were to look at optical components, if you were to look at guys like us and if you were to look at carrier CapEx, you can draw the line through and see how these things basically vertically change to each other.

Christian Schwab - Craig-Hallum Capital Group - Analyst

How do you guys, I guess, there was a lot of detail there which I appreciate. But how do you see your business over the next year then, given that big headwind?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Right now, I’d say we expect revenues for the September quarter to be up sequentially in the 4% to 8% range based on the guidance we just gave you. And then for both December and March, I would expect them to be up sequentially. And I would put that at somewhere between 3% and 5% roughly. Okay? But I think mathematically, based on what we told you guys, you would have to about 3.5%, so a little towards the lower end. But that’s probably because we’re going to be conservative given some of the unknowns right now to get to the full year number that we gave.

Christian Schwab - Craig-Hallum Capital Group - Analyst

How long before you get back to your previous product gross margins?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

If you do the previous gross margins, excluding the licensing, because the licensing is different. So if you look at product gross margins, I think we’re up to as high as 63.5%. I think based on what I’m seeing now, we’ll get back into that 61% kind of range. I don’t necessarily see us going all the way back to 63%, though, because I think that was just an unusual favorable mix, if you want to call it that, from that point of view.

But also, if you look at the numbers that we are guiding to here, I think the Street models had us at around $0.09 for the September quarter and the guidance that we are giving you now is around $0.02. But we get quite a ways back on track if the models are done the way we’re talking about here in the December quarter. Not quite back to what we projected in September, but pretty close. Meaning that you should be probably around $0.07 or $0.08. So what you’re seeing is a push-out here a little bit.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Will we recognize much licensing revenue next fiscal year?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

We’re targeting about $10 million this year. I think the number next year could be anywhere from $12 million to $16 million, but it’s a little early to tell.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Blake Harper from Signal Hill. Blake, please proceed.

Blake Harper - Signal Hill Group - Analyst

Thanks. Paramesh, you’d talked in your comments about building some of the inventory and reducing some of your lead times. Could you just maybe go into that a little more and maybe talk about how long you see that having to play out before you transition all your customers over to those new lead times? And if there’s any other options or what other avenues you explore as far as making a fab transition and just kind of how that plays out, I guess, after this first quarter here?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Sure. As we’ve told you before, I think that whole lead time metric applies in large scope to our embedded processor business.

Blake Harper - Signal Hill Group - Analyst

Yes.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Because of our fab relationship with our fab vendor. So our view was, given the fact that that is a growing part of our business, and is really an enterprise driven thing and there’s probably the top three or four enterprise guys that are really driving that business. The requirements for those since they are a much higher volume business than the transport business. The requirements for the lead times on that were way off what we started in probably the end of last calendar year.

So because of the inventory build, we’ve actually really changed the ordering pattern for those customers. I would say that 50% to 60% of those customers have reacted to that ordering pattern. I would say that over the next quarter to two quarters we probably will be at the 75% range. I think by next year we will all be in a proper linear FIFO type situation where the customers would have adjusted their hubbing as well as their ordering patterns to those new lead times. So I would say give it about another six months for people to get there completely.

But right now, I would say that we are between 55% and 60%, somewhere there about off that customer base. Having said that, as we move to our new cores ramping in TSMC you should start to see that stuff happening early calendar year next year again in small amounts. But we will pick up some reasonable momentum as those cores start to ship in ASIC as well as our new products that are in major designs in the enterprise space. One thing I’d like to kind of season you guys to is that the product velocity change that we’ve had over the last 16, I’d say, 12 to 16 months, is almost an order of magnitude.

So if I were to look at all of the products that have been produced for customers in the enterprise and the telco space, this last 12 to 16 months versus the previous 12 to 16 months we’ve almost moved by an order of magnitude, not quite an order of magnitude. Maybe about 7x or 6x, right. So we are — I’m still very, very, very focused on driving those to maximize our growth trajectory in the upcoming years. So I’m fairly, fairly bullish about what we’re going to do relative to long-term prospects.

Blake Harper - Signal Hill Group - Analyst

All right. Thanks for going through that, Paramesh. That’s all I have.

Operator

(Operator Instructions) Your next question comes from the line of Chris Zepf from Kingdom Ridge Capital. Please proceed.

Chris Zepf - Kingdom Ridge Capital - Analyst

Hi, guys. On the telecom business, I think you may have mentioned on the call, but how much is the legacy business falling off, hurting you in the next few quarters relative to your initial plan?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

About $5 million, $5.5 million a quarter.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay.

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Well, I shouldn’t — the total, because we mentioned two things here, Chris. We mentioned the CPP business and we mentioned the legacy. The legacy is about $3.2 million a quarter and the CPP, which is in the processor part of our reporting, is $2.2 million a quarter.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

From all accounts, Chris, just to be clear as to add color to Bob’s comments. The communications and network processor fees, according to all of our customer base, will come back over the next six to nine months, obviously, at a run rate that has been more comparable to what we had before as opposed to being so spiky because of the big, one-time, large carrier deal that our customer lost.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay. And then you mentioned, Paramesh, the technology transition that is “fait accompli” to OTN. How should we think of it? Are you confident in the sockets that you’ve won and so when this ramps that that business will ramp nicely? Is that how we should read it?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Absolutely. Absolutely. I think you should, I mean, in fact, I would go one step further. I have never been more bullish about the carrier part of our business. As I said, it’s unfortunate on the call, that this, I will call it, hump in the road materialized in the form of these businesses, the turns business kind of messing up our margins, right?

If you look at our 100-gig — if you look at our 100-gig traction today, along with our current design pipeline and our soft silicon stuff, it’s fairly — it is extremely robust. In fact, I would tell you that on next quarter’s call I hope to basically elaborate on essentially how we play in the entire 100-gig transition and what we are up to there. Again, if we did not have PQX today and shipping, and if we did not have the key OTN platforms that are incorporating our current 40-nanometer technology and getting ready for our next generation products in the pipe, it would be a totally different story.

But I can tell you with a great degree of confidence that vectoring-wise we are set. There is absolutely no design loss. In fact, there is only design gain, and with TPack, you move to coherent accelerating in the core and the metro, we’re going to see an interesting play of dynamics relative to 40-gig starting to get muted over the next year and more 10-gig and 12x10 or 10x10-gig cards shipping for all of the leading big platforms.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay. Given — and, Bob, should we expect, you guys bought a little more than a million shares last quarter. If the stock stays below $10, should we be expected to be purchasers in the back half of the year also?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Yes.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay. And finally, on the printer opportunity, I think before you’ve mentioned — and that’s where you’ve had the NREs in the last 18 months and I think the first revenue opportunity was going to be at the very tail end of this year.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Yes. We’re still on track for that. No change.

Chris Zepf - Kingdom Ridge Capital - Analyst

Do you still see a good revenue ramp in that in 2012?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Yes. Absolutely. No change.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay, great. Thanks, guys.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Thank you.

Operator

Your final question comes from the line of Vijay Rakesh from Sterne, Agee. Please proceed.

Vijay Rakesh - Sterne, Agee & Leach - Analyst

Yes, hi, guys. I was just wondering, it looks like you had some push-out here on the OTN side. Do you see any of that picking up in the fourth quarter or is it still kind of calendar next year?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

We will see some, we think, pickup in the December quarter. We built that into the numbers we’ve given. But we think the bigger piece of it really doesn’t start until the calendar year.

Vijay Rakesh - Sterne, Agee & Leach - Analyst

And you mentioned something about the gross margin side. Obviously, it came in a little bit here with the embedded side. Do you see kind of going back, the margins picking back up as your OTN side starts to ramp again or are you more optimistic as you look at next year on the margin line?

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Well, what we guided to was that in the December and March quarters, the gross margins will come back up into the 60% to 62% range. So as the mix changes again, you’ll see the gross margin come back up.

Vijay Rakesh - Sterne, Agee & Leach - Analyst

Got it. Okay, great. Thanks.

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Okay.

Operator

There are no further questions at this time.

Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Well, thank you. We’d like to thank all of you for your participation today. There will be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference by calling 888-286-8010 and entering the reservation number 99958441.

We will also file a copy of this script and an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today and have a nice evening.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect and have a great day.